Exhibit 99.1

Contact:

Emily Pai

Investor Relations

(212) 297-1000

Gramercy Property Trust Announces Agreement to Purchase $399 Million Office and Industrial Portfolio

New York, NY – December 9, 2014 – Gramercy Property Trust Inc. (NYSE: GPT), a real estate investment trust, announced today that it has agreed to acquire a portfolio of 12 single-tenant net lease assets from Dividend Capital Diversified Property Fund Inc. (“DPF”) for approximately $399 million, plus transaction costs.

The portfolio totals approximately 2.67 million square feet and consists of six office assets, four industrial assets and two data centers with a majority of the assets located in major markets: Los Angeles, Dallas, Miami/Fort Lauderdale, Houston and Denver. The portfolio has in-place base rents totaling approximately $30.66 million per year, as of December 1, 2014, and is 100% leased with a weighted-average lease term of approximately 6.7 years. The Company expects to assume approximately $142 million of existing secured debt at a fixed rate of 5.455% and a maturity date of July 2020.

DPF is currently in negotiations with two tenants to extend and restructure leases where, if successful, the portfolio would have a weighted-average lease term of more than eight years. However, there are no assurances that DPF or the Company will execute a lease extension on the currently proposed terms or at all.

Subject to completion of satisfactory due diligence and satisfaction of customary closing conditions, the Company anticipates closing the acquisition during the first quarter of 2015.

About Gramercy Property Trust

Gramercy Property Trust Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing industrial and office properties net leased to high quality tenants in major markets throughout the United States. The Company also operates a commercial real estate asset and property management business for third parties.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gptreit.com or contact Investor Relations at 212-297-1000.

(GPT-IN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the factors listed in the Company's Annual Report on Form 10-K, in the Company's Quarterly Reports on Form 10-Q and in the Company's Current Reports on Form 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.